RESTATED CERTIFICATE OF INCORPORATION

                               OF

                     KOLLMORGEN CORPORATION

                      (UNOFFICIAL VERSION)


       FIRST:    The name of the corporation is KOLLMORGEN CORPORATION.

       SECOND.   The purposes of the Corporation are to do any and all of
the things hereinafter set forth to the same extent natural persons may or could do in any part of the world, namely:

       (1) To design, manufacture, buy, sell, import and export, and generally deal in periscopes, boroscopes, telescopes, microscopes, field glasses, binoculars, magnifying glasses, surveyors' instruments, glass used in the manufacture of optical instruments, lenses of all kinds and descriptions and for any and all purposes;

       (2) To design, manufacture, buy, sell, import and export, and generally deal in optical, mechanical, engineering, astronomical, electrical, physical, chemical, measuring, computing, scientific, and photographic instruments, implements, devices and apparatus of all kinds; and machinery and tools of all kinds;

       (3) To design, manufacture, import, export, buy and sell and generally deal in any and all kinds of motors and engines, whether electrical, mechanical or of any other type or description, refrigerating and air-conditional systems and devices, burners, oil-burners, gas burners, heaters, furnaces, stoves, boilers, engines, heating devices, lighting devices, generators, devices for producing and furnishing gases, heat, light, cold, power, sound waves, or electricity, and all other kinds of mechanical and electrical machines, machinery, devices and appliances and all kinds of materials, supplies, accessories, equipment, devices, apparatus, products, or other things used in the manufacture, production, installation, erection, repair, servicing, distribution, handling, marketing, use, or operation of any of the foregoing, or in any other way thereto relating;

       (4) To carry on a general machine shop and repair shop business, and to manufacture from any kind of material any and all kinds of implements, machinery, and equipment, and any other articles of commerce ordinarily made in a machine shop or factory, and to purchase, sell and deal in any thereof;

       (5) To manufacture, purchase or otherwise acquire; to own, hold, operate, install, experiment with, improve, develop, invent, repair and maintain; to sell, at wholesale or retain or otherwise, lease, license the use of, distribute or otherwise dispose of and generally to deal in and with, apparatus of every kind and description, including, without limitation of the generality of the foregoing, electronic, electrical and mechanical devices, apparatus, appliances and machines and parts thereof for the reproduction, amplification, reception and transmission of sound, signals, communications, and all other matters and things, and any and all other matters applicable or incident to or used in the manufacture, sale, installation and maintenance of any of the foregoing;
       (6) To engage in and carry on the business of mechanical, electrical, metallurgical and chemical technicians, of metalworkers, millwrights, machinists, builders, iron and steel converters, smiths, fitters, cutters, boiler and plate makers, and manufactures of machine tools, machinery, tools and hardware of all kinds, and of manufacturing, constructing, producing, owning, repairing, assembling, maintaining, storing, buying, selling, importing, exporting, leasing, and otherwise trading and dealing in and with machine tools, machinery tools, mechanical devices, apparatus, appliances, implements, forgings, engines, parts, accessories, fixtures, and hardware of every kind and nature;

       (7) To manufacture, produce, purchase, or otherwise acquire, hire, sell, convey, exchange, lease, mortgage, pledge, distribute and otherwise dispose of, import, export, and deal in and with, whether as principal or agent, and at wholesale or retail, goods, wares, merchandise, and materials of every kind and description whether now known or hereafter to be discovered or invented, and real and personal property of every kind, character, and description whatsoever and wheresoever situated and to own, use, hold, control, maintain, manage, and develop the same, and to engage in and conduct in all branches and details the business of manufacturing and trading;

       (8) To engage in and carry on a general research and development business, including constructing, repairing or engaging in any work upon any and all inventions, devices, improvements, machines, mechanical contrivances, tools, articles, and things, or in the parts or accessories thereof or therefor; to develop or assist in the development of patents, inventions, and improvements, either for itself or for others, and to turn the same to account; to conduct investigations in the fields of mechanics, and inventions, and the uses therefor, and to make reports thereon;

       (9) To acquire by purchase, assignment, grant, license or otherwise, to apply for, secure, lease or in any manner obtain, to hold, own, use, operate, enjoy and introduce, to sell, assign, lease, mortgage, pledge, grant licenses and/or rights of all kinds in respect of or otherwise dispose of, and generally to deal in and with, and turn to account for any or all purposes;

       (i) Any or all inventions, devices, processes, discoveries, formulae, and any or all improvements and/or modifications thereof, or rights and/or interests therein;

       (ii) Any or all letters patent, or applications for letters patent, of the United States of America or of any other country, state, locality, or authority, and/or all rights, interests, and/or privileges connected therewith, or incidental or appertaining thereto;

       (iii) Any or all copyrights granted by the United States of America or any other country, state, locality, or authority and/or privileges connected therewith, or incidental or appertaining thereto; and

       (iv) Any or all trade-marks, trade names, trade symbols, labels, designs, and other indications of origin and/or ownership granted by or recognized under the laws of the United States of America or any other country, state, locality, or authority, and/or any or all rights, interests, and/or privileges connected therewith, or incidental or appertaining thereto;

To manufacture, buy, sell, and generally deal in any article, product, or commodity produced as the result of or through the use of any such inventions, devices, processes, discoveries, formulae, improvements and/or modifications of any thereof, or any articles, products, commodities, supplies, and materials used or suitable to be used in connection therewith, or in any manner applicable or incidental thereto; to grant licenses, sublicenses, rights, interests and/or privileges in respect of any of the foregoing, and to supervise or otherwise exercise such control over its licensees or grantees and the business conducted by them, as may be agreed upon in its contracts or agreements with such licensees or grantees, for the protection of its rights and interests therein, and to secure to it the payment of agreed royalties or other considerations;

       (10) In connection with any of the foregoing, to purchase, lease or otherwise acquire, to construct, own, control, operate and maintain, and to sell, convey, lease or otherwise dispose of factories, warehouses, laboratories, shops, salesrooms, agencies, depots, and offices in any part of the world;

       (11) To purchase, exchange, hire, or otherwise acquire such personal property, chattels, rights, easements, permits, privileges, and franchises as may lawfully be purchased, exchanged, hired or acquired under the Stock Corporation Law of the State of New York.

       (12) To lend money, or make advances, with or without collateral security, and upon the security of mortgages, leases on real and/or personal property located in or out of the State of New York, but only to the extent permitted to corporations organized under the Stock Corporation Law;

       (13) To take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, improve, develop, divide, and otherwise handle, deal in, and dispose of real estate, real property, and any interest or right therein;

       (14) To acquire in whole or in part the business, goodwill, rights, property and other assets, tangible or intangible, of individuals, corporations, associations, companies, partnerships, firms, trustees, syndicates, combinations, organizations, or entities, domestic or foreign, to pay for the same in cash or in the stocks, bonds, notes, debentures or other securities or obligations of this corporation, and/or by assuming the whole or any part of the liabilities of the transferor, or otherwise; to hold, possess or improve such properties; to conduct in any lawful manner the whole or any part of any similar business so acquired and to exercise all the powers necessary or convenient in and about the conduct and management of such business; and to pledge, mortgage, sell, or in any manner dispose of the whole or any part of the property so acquired;

       (15) To cause to be formed, merged, or reorganized, or liquidated and to promote, take charge of, and aid, in any way permitted by law, the formation, merger, liquidation, or reorganization of any corporation, combination, organization, entity, or association, domestic or foreign;

       (16) To borrow or raise money, and from time to time to make, accept, endorse, execute, and issue bonds, debentures, promissory notes, bills of exchange, and other obligations of the corporation for moneys borrowed or in payment for property acquired or for any of the other objects or purposes of the corporation or its business; and to secure the payment of any such obligations by mortgage, pledge, deed, indenture, agreement, or other instrument of trust, or by other lien upon, assignment of or agreement in regard to, all or any part of the real or personal property, interests, rights, franchises or privileges of the corporation wherever situated, whether now owned or hereafter to be acquired; to confer upon the holders of any of its obligations such powers, rights, and privileges as from time to time may be deemed advisable by the Board of Directors; except as may be specifically prohibited by law, to loan money with or without collateral or other security; and to sell or otherwise dispose of any or all such bonds, debentures, or obligations, in such manner and upon such terms as may be deemed judicious;

       (17) So far as may be permitted by law to guarantee the payment of dividends upon any capital stock and to endorse or otherwise guarantee the principal or interest, or both, of any bonds, debentures, notes, securities, scrip, or other obligation, or evidences of indebtedness, or the performance of any contract or obligation of any other corporation, or of any association, company, partnership, firm, trustee, syndicate, individual, government, state municipality, or other political or governmental division or subdivision, or of any combination, organization or entity whatsoever, domestic or foreign, in which this corporation may have any interest, directly or indirectly, or otherwise to aid the same, and to do any acts designed to protect, preserve, improve, or enhance the value of any property at any time held or controlled by this corporation or in which it may be at any time interested, directly or indirectly, or through other corporations or otherwise;

       (18) To purchase or otherwise acquire its own shares of stock (so far as may be permitted by law) and its bonds, debentures, notes, scrip or other securities or evidences of indebtedness, and to cancel or to hold, transfer or reissue the same to such persons, firms, corporations or associations and upon such terms and conditions as the Board of Directors may in its discretion determine, without offering any thereof on the same terms or any terms to the stockholders then of record;

       (19) To merge, amalgamate or consolidate, in accordance with law, with any other corporation, and to cause to be formed and organized and to promote, manage, control and maintain, and dissolve, merge or consolidate one or more corporations in the shares or securities of which this corporation may be or become interested, for such purpose or purposes as may aid or advance the objects and purposes of this corporation;

       (20) To enter into any legal arrangement for sharing profits, union of interest, reciprocal concession or cooperation with any person, partnership, association, combination, organization, entity, or corporation, carrying on or proposing to carry on any business which this corporation is authorized to carry on, or any business or transaction deemed necessary, convenient, or incidental to carrying out any of the objects of this corporation;

       (21) To do any or all things herein set forth to the same extent and as fully as natural persons might or could do, and in any part of the world, and as principal, agent, contractor, or otherwise, and either alone or in conjunction with any other corporation, association, company, partnership, firm, trustee, syndicate, individual, government, state, municipality or other political or governmental division or subdivision or any combination, organization or entity whatsoever;
       (22) To conduct its business in all its branches in the State of New York, other states, the District of Columbia, the territories and colonies of the United States, and in foreign countries, and to have one or more offices out of the State of New York, and to purchase, hold, mortgage, convey, lease or otherwise dispose of and deal with real and personal property at any such place or places;

       (23) To do all and everything necessary and proper for the accomplishment of the objects herein enumerated or necessary or incidental to the protection and benefit of the corporation and in general to carry on any lawful business necessary to the attainment of the purposes of this corporation, whether such business is similar in nature to the objects and powers hereinabove set forth, or otherwise, but nothing hereinabove stated shall be construed to give this corporation any rights, powers, or privileges, not permitted by the laws of the State of New York to corporations organized under the Stock Corporation Law of the State of New York.

       The foregoing clauses shall be construed as objects, purposes and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be deemed to limit or restrict in any manner the general powers of the Corporation, and the enjoyment and exercise thereof, as conferred by the laws of the State of New York upon corporations organized under the provisions of the Stock Corporation Law.

       THIRD:    (A)  The aggregate number of shares which this corporation shall have authority to issue is 25,500,000 shares, which are to be divided into classes as follows:

       (1) 500,000 shares of preferred stock of a par value of $1.00 per share; and

       (2) 25,000,000 shares of Common Stock of a par value of $2.50 per share.

                 (B) This corporation shall have authority to issue its preferred stock in series. The initial series shall consist of 255,000 shares of Cumulative Convertible Preferred Stock Series A, with the relative rights, preferences and limitations set forth in (C) below. Except for such initial series, the Board of Directors is vested with authority to establish and designate series, to fix the number of shares therein, and the variations in the relative rights, preferences and limitations as between series.

                 (C) The relative rights, preferences and limitations of the Cumulative Convertible Preferred Stock Series A are as follows:

       (1) Status. The shares of the Cumulative Convertible Preferred Stock Series A shall rank pari passu with respect to the payment of dividends with all other shares of preferred stock of the corporation then outstanding unless any other then outstanding preferred stock of the corporation shall specifically provide that it ranks prior or junior to the shares of the Cumulative Convertible Preferred Stock Series A with respect to the payment of dividends. The shares of Cumulative Convertible Preferred Stock Series A shall also rank pari passu with respect to payments upon dissolution, liquidation or winding up of the corporation with all other shares of preferred stock of the corporation then outstanding unless any other then outstanding preferred stock shall specifically provide that it ranks prior or junior to the shares of Cumulative Convertible Preferred Stock Series A with respect to payments upon dissolution, liquidation or winding up of the corporation. Any preferred stock of the corporation which provides, that it ranks junior to the shares of Cumulative Convertible Preferred Stock Series A either with respect to the payment of dividends or with respect to payments upon dissolution, liquidation or winding up of the corporation is hereinafter called "Junior Preference Stock" and any preferred stock of the corporation which provides that it ranks prior to the shares of Cumulative Convertible Preferred Stock Series A either with respect to payment of dividends or with respect to payments upon dissolution, liquidation, or winding up of the corporation is hereinafter called "Prior Preference Stock."

       (2) Dividends. The holders of record of Cumulative Convertible Preferred Stock Series A shall be entitled to receive, when and as declared by the Board of Directors out of surplus legally available for the payment of dividends, cash dividends at the rate of $.67 per annum per share, payable quarter-annually on the 15th days of March, June, September and December of each year. Such dividends shall accrue from the date of issue of such stock and shall be cumulative. Should the surplus of the corporation be legally available for payment of dividends prior to any dividend day be insufficient to pay the dividend on such stock, such dividend shall be payable from future surplus, but without interest, and no dividend shall at any time be paid on the Common Stock until the full amount of the cash dividends payable on the Cumulative Convertible Preferred Stock Series A up to such time and for the then current calendar year upon all of the shares of such stock then issued shall have been paid or set apart. In addition to the foregoing, if the cash dividend payable on the Common Stock shall at any time exceed the sum of $.40 per share per calendar year, the holders of the Cumulative Convertible Preferred Stock Series As shall be entitled to receive an extra cash dividend in the amount per share by which the cash dividend paid on the Common Stock for that calendar year exceeds said sum of $.40 per share; such extra dividend to be paid on the same date as the dividend in excess of $.40 per share for that calendar year is paid on the Common Stock. This extra cash dividend shall not be cumulative and shall be payable only with respect to the calendar year or years in which dividends paid or payable on the Common Stock exceed $.40 per share, but shall be subject to adjustment as follows:
In case the corporation shall (i) pay a dividend in shares of its Common stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a lesser number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of its capital stock, the amount of $.40 per share provided to be paid or payable as a cash dividend on the Common Stock before the holders of Cumulative Convertible Preferred Stock Series A are entitled to such extra cash dividend shall be adjusted to the extent required to preserve the rights of the holders of Cumulative Convertible Preferred Stock Series A to share as a class with the holders of Common Stock as a class in such extra cash dividend in the same proportion as their entitlement on the date immediately prior to the event specified in clauses (i) to (iv) above which gives rise to such adjustment. All calculations made under this paragraph shall be made to the nearest cent.

       (3) Voting Rights. At all stockholders meetings, each share of Cumulative Convertible Preferred Stock Series A shall be entitled to one-half of one vote. In case the corporation shall (i) pay a dividend in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a lesser number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of its capital stock the voting rights of Cumulative Convertible Preferred Stock Series A shall be adjusted to the extent required to preserve the right of the Cumulative Convertible Preferred Stock Series A to exercise voting rights as a class in the same proportion in relation to the Common Stock as a class as existed on the date immediately prior to the event specified in clauses (i) to (iv) above which gives rise to such adjustment.

       (4) Conversion. The Cumulative Convertible Preferred Stock Series A may, at the option of the holder thereof at any time (of if the shares to be converted shall have been called for redemption, then in respect of such shares to and including but not after the Redemption Date), be converted into Common Stock of the corporation upon the following terms and conditions:

            (a) The initial rate of conversion shall be one share of Common Stock for each share of Cumulative Convertible Preferred Stock Series A and shall be subject to adjustment as provided in subparagraph (5) of this paragraph (C).

            (b) The holder of any of said shares of Cumulative Convertible Preferred Stock Series A desiring to avail himself of the option for conversion of his shares as herein provided shall surrender up and deliver, duly endorsed in blank, a certificate or certificates representing the shares to be converted to the secretary of the corporation at its principal office, and at the same time notify said secretary in writing over his signature that he desires to convert his Cumulative Convertible Preferred Stock Series A into Common Stock pursuant to these provisions.

            (c) Upon receipt by the secretary of a certificate or certificates representing, shares of Cumulative Convertible Preferred Stock Series A with the notice that the holder thereof desires to convert the same, all as aforesaid, the corporation shall forthwith cause to be issued to the holder surrendering the same the number of shares of Common Stock into which such Cumulative Convertible Preferred Stock Series A is convertible in accordance with the rate of conversion set forth above or as adjusted pursuant to subparagraph (5) of this paragraph (C) and shall cause to be issued and delivered to such holder a certificate or certificates in due form for such Common Stock.

            (d) The corporation shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon conversion of shares of Cumulative Convertible Preferred Stock Series A as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Cumulative Convertible Preferred Stock Series A.

            (e) It is expressly provided that these provisions for conversion of the Cumulative Convertible Preferred Stock Series A shall be subject to all the limitations and restrictions contained in Section 519 of the Business Corporation Law.

       (5) Anti-dilution. The initial conversion rate specified in subparagraph (4)(a) of this paragraph (C), or such conversion rate as adjusted, shall be subject to adjustment as hereinafter provided:

            (a) In case the corporation shall (i) pay a dividend in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a lesser number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of its capital stock, the conversion rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Cumulative Convertible Preferred Stock Series A surrendered for conversion after the record date fixing stockholders to be affected by such event shall be entitled to receive upon conversion the number of such shares of the corporation which he would have been entitled to receive after the happening of such event had such share of Cumulative Convertible Preferred Stock Series A been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to shares of Cumulative Convertible Preferred Stock
Series A converted between such record date and the date of the happening of any of such events.

            (b) In case the corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common stock at a price per share less than the current market price per share of Common Stock (as defined in subparagraph (d) below) at the record date mentioned below, the number of shares of Common Stock into which each share of Cumulative Convertible Preferred Stock Series A shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Cumulative Convertible Preferred Stock Series A was theretofore convertible by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price. Such adjustment shall be made whenever such rights or warrants are issued, but shall also be effective retroactively as to shares of Cumulative Convertible Preferred Stock Series A converted between the record date for the determination of stockholders entitled to receive such rights or warrants and the date such rights or warrants are issued.

            (c) In case the corporation shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions made out of current or retained earnings) or rights to subscribe other than as set forth in subparagraph (b) above, then in each such case the number of shares of Common Stock into which each share of Cumulative Convertible Preferred Stock Series A shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such shares was theretofore convertible by a fraction, of which the numerator shall be the current market price per share of Common Stock (as defined in subsection (d) below) on the date of such distribution, and of which the denominator shall be such current market price per share of the Common Stock, less the then fair market value (as determined by the Board of Directors of the corporation, whose determination shall be conclusive) of the portion of the assets, evidences of indebtedness or subscription rights so distributed applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made, but shall also be effective retroactively as to shares of Cumulative Convertible Preferred Stock Series A, converted between the record date for the determination of stockholders entitled to receive such distribution and the date such distribution is made.

            (d) For the purpose of any computation under subparagraph (b) and (c) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 15 consecutive business days commencing 20 business days before the day in question. The closing price for each day shall be the average of the closing bid and asked prices in the over-the-counter market, as furnished by any New York Stock Exchange member firm selected from time to time by the corporation for the purpose, or if the Common Stock is listed on a national securities exchange then the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way on the principal national securities exchange upon which the Common Stock is listed.

            (e) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this subparagraph (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph (5) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

            (f) Whenever the conversion rate is adjusted, as herein provided, the corporation shall promptly file with the transfer Agent of the corporation's Common Stock an independent accountant's certificate setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. The corporation shall also mail a notice of such adjustment of the conversion rate to each holder of the Cumulative Convertible Preferred Stock Series A at his last address appearing on the books of the corporation.

            (g) For the purposes of this subparagraph (5) the term "Common Stock" shall include any other class stock resulting from successive changes or reclassification of the Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

            (h) In the event that at any time as a result of an adjustment made pursuant to subparagraph (a) above, the holder of any share of Cumulative Convertible Preferred Stock Series A thereafter surrendered for conversion shall become entitled to receive any shares of the corporation, other than shares of its Common Stock thereafter the number of such other shares so receivable upon conversion of any such share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (a) to (e) inclusive above.

            (i) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Cumulative Convertible Preferred Stock Series A. If more than one share of Cumulative Convertible Preferred Stock Series A shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of such shares so surrendered. If the conversion of any share of Cumulative Convertible Preferred Stock Series A results in a fraction, an amount equal to such fraction multiplied by the closing price (determined as provided in the last sentence of subparagraph (d) above) of the Common Stock on the day of conversion shall be paid to such holder in cash by the corporation. Dividends on shares of Cumulative Convertible Preferred Stock Series A shall cease to accrue on the conversion date and no payment or adjustment for accumulated dividends shall be made, such accumulated dividends being eliminated upon conversion.

            (j) In case of any consolidation of the corporation with or merger of the corporation into another corporation, or in case of any sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the corporation to another corporation, or in case of any reorganization of the corporation, the holder of each share of Cumulative Convertible Preferred Stock Series A then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, mergers, sale, conveyance, exchange, transfer or reorganization, by a holder of the number of shares of Common Stock into which such share of Cumulative Convertible Preferred Stock Series A might have been converted immediately prior to such consolidation, merger, sale, conveyance, exchange, transfer or reorganization. The provisions of this subparagraph (j) shall similarly apply to successive consolidations, merger, sales, conveyances, exchanges, transfers and reorganizations.

       (6) Liquidation. In the event of dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the holders of the Cumulative Convertible Preferred Stock Series A shall be entitled, after the debts of the corporation shall have been paid and after all amounts payable to holders of Prior Preference Stock, if any, have been paid in full, to receive out of the assets remaining Twenty-Five ($25) Dollars per share, together with all cumulative dividends thereon accrued or in arrears, whether or not earned or declared before any payment is made or assets set apart for payment to the holders of any Junior Preference Stock or the Common Stock and shall be entitled to no further payments or distribution. If, upon dissolution, liquidation or winding up of the corporation, the assets remaining after the payment of all debts of the corporation and after all amounts due to holders debts of the corporation and after all amounts due to holders of shares of Prior Preference Stock have been paid in full, shall be insufficient to pay the full amount due to holders of the Cumulative Convertible Preferred Stock Series A and to holders of other preferred stock of the corporation which ranks pari passu with the Cumulative Convertible Preferred Stock Series A with respect to payments upon dissolution, liquidation or winding up of the corporation, the assets so remaining shall be divided ratably among the holders of the Cumulative Convertible Preferred Stock Series A and the holders of such other pari passu preferred stock of the corporation then outstanding. Merger or consolidation with one or more corporations shall not constitute dissolution, liquidation or winding up of the corporation.

       (7) Redemption. At any time after five years from September 20, 1967, the corporation at its option may redeem the whole or any part, pro rata or by lot, or in any other non-discriminatory manner, of the Cumulative Convertible Preferred Stock Series A outstanding by paying therefor in cash $35 per share, together with any accumulated dividends due thereon, by mailing notices of such redemption to the holders of the stock to be redeemed at their respective addresses as the same may appear on the record of stockholders of the corporation specifying the time and place of redemption, such notice to be mailed at least 10 days and not more than 50 days prior to the date specified therein for redemption (herein called the "Redemption Date"). From and after the Redemption Date, unless the corporation shall fail to provide moneys at the time and place specified in such notice for the payment of the redemption price, all rights of the holders thereof as stockholders of the corporation, except the right to receive the redemption price, shall cease and terminate, and such right to receive the redemption price shall cease and terminate 5 years after the redemption date and all amounts then remaining payable with respect to such redemption shall revert to and become the sole and exclusive property of the corporation. Any redemption hereunder shall be had in the manner determined by the Board of Directors and in accordance with all applicable provisions of law.

       (8) Covenants. So long as any of the Cumulative Convertible Preferred Stock Series A is outstanding the corporation will not:

            (a) without the affirmation vote or consent of the holders of a majority of the shares of the Cumulative Convertible Preferred Stock
Series A at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a meeting called for the purpose (the holders of the Cumulative Convertible Preferred Stock Series A voting or consenting separately as a class) increase the authorized amount of the Cumulative Convertible Preferred Stock Series A or the authorized amount of the corporation's preferred stock ($1.00 par value), or create any other class or classes of stock (other than the corporation's preferred stock ($1.00 par value)) ranking on a parity with the Cumulative
Convertible Preferred Stock Series A either as to dividends or upon liquidation).

            (b) without the affirmative vote or consent of the holders of at least a majority of the shares of the Cumulative Convertible Preferred Stock Series A at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a meeting called for the purpose (the holders of such Cumulative Convertible Preferred Stock Series A voting or consenting separately as a class) create any class or classes of Prior Preference Stock, or increase the authorized number of shares of any class or classes of Prior Preference Stock;

            (c) without the affirmative vote or consent of the holders of at least a majority of the shares of the Cumulative Convertible Preferred Stock Series A at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a meeting called for the purpose (the holders of Cumulative Convertible Preferred Stock Series A voting or consenting separately as a class) amend, alter or repeal any of the provisions of the corporation's Certificate of Incorporation so as adversely to affect the preferences and rights on the Cumulative Convertible Preferred Stock Series A.

       (9) Miscellaneous. If at any time the corporation shall fail to pay full cumulative dividends when due on the Cumulative Convertible Preferred Stock Series A thereafter and until such dividends shall have been paid or declared and set apart for payment, the corporation shall not purchase or redeem any shares of Cumulative Convertible Preferred Stock Series A or any shares of any Junior Preference Stock or Common Stock.

       Shares of Cumulative Convertible Preferred Stock Series A which have been redeemed or acquired by the corporation or which have been converted into shares of Common Stock shall forthwith be cancelled.

                 (D) The holders of record of Common Stock shall be entitled to receive, when and as declared by the Board of Directors out of surplus legally available for the payment of dividends, dividends on such stock after all dividend requirements on preferred stock, when and as issued, have been complied with. On liquidation, after payment of all amounts required to be paid to holders of record of preferred stock, the remaining assets and funds shall be divided and paid to the holders of the Common Stock. At all stockholders' meetings, each share of Common Stock shall be entitled to one vote.

                 (E) No holder of any of the stock of the corporation shall, as such holder, have any right to purchase or subscribe for any stock of any class which the corporation may issue or sell; nor shall any holder of any of the stock of the corporation, as such holder, have any right to purchase or subscribe for any obligation which the corporation may issue or sell which shall be convertible into or exchangeable for any shares of stock of the corporation of any class or classes, or to which shall be attached or shall appertain any warrant or warrants or any instrument or instruments that shall confer upon the holder or owner thereof the right to subscribe for, or purchase from the corporation any shares of its stock of any class or classes.

                 (F) Series B Preferred Stock. The designation and amount, relative rights, preferences and limitations of the shares of Series B. Preferred Stock, of a par value of $1.00 each, as fixed by the Board of Directors, are as follows:

       (1) Designation and Amount. The shares of such series shall be designated as Series B "Preferred Stock" and the number of shares constituting such series shall be 40,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

       (2) Dividends and Distributions. (a) Subject to the prior and superior rights of the holders of any shares of any other series of preferred stock or any other preferred stock of the Corporation ranking prior and superior to the Series B Preferred Stock with respect to dividends, each holder of one one-thousandth (1/1000) of a share (a "Unit") of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) quarterly dividends payable in cash on the 1st day of March, June, September and December in each year (each such date being a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of such Unit of Series B Preferred Stock, in an amount per Unit (rounded to the nearest cent) equal to the greater of (A) $0.02 or (B) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series B. Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series B Preferred Stock. In the event that the Corporation shall at any time after December 20, 1998 (the "Rights Declaration Date")
(i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series B Preferred Stock was entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

            (b) The Corporation shall declare a dividend or distribution on Units of Series B. Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.08 per Unit on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend
Payment Date.

            (c) Dividends shall begin to accrue and shall be cumulative on each outstanding Unit of Series B. Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of such Unit of Series B Preferred Stock, unless the date of issuance of such Unit is prior to the record date from the first Quarterly Dividend Payment Date, in which case, dividends on such Unit shall begin to accrue from the date of issuance of such Unit, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Units of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Units of Series B Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such Units shall be allocated pro rata on a unit-by-unit basis among all Units of Series B Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Units of Series B
Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for payment thereof.

       (3) Voting Rights. The holders of Units of Series B Preferred Stock shall have the following voting rights:

            (a) Subject to the provision for adjustment hereinafter set forth, each Unit of Series B Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock. (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

            (b) Except as otherwise provided herein or by law, the holders of Units of Series B Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

            (c) (i) If at any time dividends on any Units of Series B Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, then during the period (a "default period") from the occurrence of such event until such time as all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Units of Series B Preferred Stock then outstanding shall have been declared and paid or set apart for payment, all holders of Units of Series B Preferred Stock, voting separately as a class, shall have the right to elect two Directors.

                 (ii) During any default period, such voting rights of the holders of Units of Series B Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at any annual meeting of shareholders and thereafter at annual meetings of shareholders, provided that neither such voting rights nor any right of the holders of Units of Series B Preferred Stock to increase, in certain cases, the authorized number of Directors may be exercised at any meeting unless one-third of the outstanding Units of Preferred Stock shall be present at such meeting in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Units of Series B Preferred Stock of such rights. At any meeting at which the holders of Units of Series B Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting separately as a class, to elect Directors to fill up to two vacancies in the Board of Directors, if any such vacancies may then exist, or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the series B Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of Units of Series B Preferred Stock shall have exercised their right to elect Directors during any default period, the number of Directors shall not be increased or decreased except as approved by a vote of the holders of Units of Series B Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to the Series B Preferred Stock.

                 (iii) Unless the holders of Series B Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than 25% of the total number of Units of Series B Preferred Stock outstanding may request, the calling of a special meeting of the holders of Units of Series B Preferred Stock, which meeting shall thereupon be called by the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Units of Series B Preferred Stock are entitled to vote pursuant to this paragraph (c)(iii) shall be given to each holder of record of Units of Series B Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 50 days after such order or request or in default of the calling of such meeting within 50 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 25% of the total number of outstanding Units of Series B Preferred Stock. Notwithstanding the provisions of this paragraph (c)(iii), no such special meeting shall be called during the 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

                 (iv) During any default period, the holders of shares of Common Stock and units of Series B Preferred Stock, and other classes or series of stock of the Corporation, if applicable, shall continue to be entitled to elect all the Directors until the holders of Units of Series B Preferred Stock shall have exercised their right to elect two Directors voting as a separate class, after the exercise of which right (x) the Directors so elected by the holders of Units of Series B Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph
(c)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of capital stock which elected the Director whose office shall have become vacant. References in this paragraph (c) to Directors elected by the holders of a particular class of capital stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                 (v)  Immediately upon the expiration of a default period,
(x) the right of the holders of Units of Series B Preferred Stock as a separate class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Units of Series B Preferred Stock as a separate class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate or by-laws irrespective of any increase made pursuant to the provisions of paragraph
(c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of by-
laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

                 (vi) The provisions of this paragraph (c) shall govern the election of Directors by holders of Units of Preferred stock during any default period notwithstanding any provisions of the Certificate or by-laws to the contrary.

            (d) Except as set forth herein, holders of Units of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

       (4)  Certain Restrictions.  (a)    Whenever quarterly dividends or
other dividends or distributions payable on Units of Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series B Preferred Stock shall have been paid in full, the Corporation shall not

                 (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any junior shares;

                 (ii) declare or pay dividends on or make any other distributions on any parity shares, except dividends paid ratably on Units of Series B Preferred Stock and shares of all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled.

                 (iii) redeem or purchase or otherwise acquire for consideration shares of any parity shares, provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity shares in exchange for any junior shares;

                 (iv) purchase or otherwise acquire for consideration any Units of Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units.

            (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

       (5) Reacquired Shares. Any Units of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

       (6) Liquidation, Dissolution or Winding Up. (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of junior shares unless the holders of Units of Series B Preferred Stock shall have received, subject to adjustment is hereinafter provided in paragraph (b), the greater of either (x) 50.01 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (y) the amount equal to the aggregate per share amount to be distributed to holders of shares of Stock, or (ii) to the holders of shares of parity shares, unless simultaneously therewith distributions are made ratably on Units of Series
B Preferred Stock and all other shares of such parity shares in proportion to the total amounts to which the holders of Units of Series B Preferred Stock are entitled under clause (i)(x) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up.

            (b) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series B Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(y) of paragraph (a) of this Section 6 shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

       (7) Consolidation, Merger, etc In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other shares or securities, cash and/or any other property, then in any such case Units of Series B Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

       (8) Redemption. The Units of Series B Preferred Stock shall not be redeemable.

       (9) Ranking. The Units of Series B Preferred Stock shall rank junior to all other series of preferred stock and to any other class of preferred stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

       (10) Amendment. The Certificate, including, without limitation, this resolution, shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another corporation, in any manner that would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series B Preferred Stock, voting separately as a class.

       (11) Fractional Shares. The Series B Preferred Stock may be issued in Units or other fractions of a share, which Units or fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

       (12) Certain Definitions. As used herein with respect to the Series B Preferred stock, the following terms shall have the following meanings:

            (a) the term "Common Stock" shall mean the class of shares designated as the Common Stock, par value $2.50 per share, of the Corporation at the date hereof or any other class of shares resulting from successive changes or reclassification of the common stock.

            (b) The term "junior shares" (i) as used in Section 4, shall mean the Common Stock and any other class or series of capital stock of the Corporation hereafter authorized or issued over which the Series B Preferred Stock has preference or priority as to the payment of dividends and (ii) as used in Section 6, shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series B Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

            (c) The term "parity shares" (i) as used in Section 4, shall mean any class or series of capital stock of the Corporation hereafter authorized or issued ranking pari passu with the Series B Preferred Stock as to dividends and (ii) as used in Section 6, shall mean any class or series of capital stock ranking pari passu with the Series B Preferred Stock in the distribution of assets or any liquidation, dissolution or winding up.

       (G) Series C Convertible Preferred Stock. The number, designation, relative rights, preferences and limitations of the shares of Series C Convertible Preferred Stock of a par value of $1.00 each, as fixed by the Board of Directors, are as follows:

       Section 1. Designation and Amount. (a) The shares of such series shall be designated as "Series C Convertible Preferred Stock" and the number of shares constituting such series shall be 23,187.5. Such number of shares may be decreased (but not increased) by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Convertible Preferred Stock to a number less than that of the shares then outstanding.

            (b) The Series C Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up rank prior to the Company's Cumulative Convertible Preferred Stock Series A, the Company's Series B Preferred Stock and the Company's Common Stock, par value $2.50 per share (the "Common Stock").

       Section 2. Dividends and Distributions. (a) Each holder of a share of Series C Convertible Preferred Stock in preference to the holders of Common Stock, and any other capital stock of the Company ranking junior to the Series C Convertible Preferred Stock as to payment of dividends shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, cumulative cash dividends at an annual rate of $95.00 per share (compounded quarterly if in arrears), and no more, accruing and payable in equal quarterly payments on the last calendar day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on June 30, 1990; provided, however, that with respect to such first Quarterly Dividend Payment Date, the holders of shares of Series C Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, a cumulative cash dividend in respect of each share of Series C Convertible Preferred Stock in the amount of (1) $23.75 multiplied by (2) a fraction equal to the number of days from (and including) the Issue Date (as defined in Section 11) to (but excluding) such Quarterly Dividend Payment Date divided by 90, and no more.

            (b) Dividends payable pursuant to paragraph (a) of this Section 2 shall begin to accrue and be cumulative from the Issue Date, whether or not earned or declared. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-days year. Dividends paid on the shares of Series C Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Convertible Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than fifty days nor less than ten days prior to the date fixed for the payment thereof.

            (c) The holders of shares of Series C Convertible Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

       Section 3. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Series C Convertible Preferred Stock shall have the following voting rights:

            (a) So long as the Series C Convertible Preferred Stock is outstanding, each share of Series C Convertible Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote at all meetings of the shareholders of the Company. With respect to any such vote, each share of Series C Convertible Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the Common Stock into which such share of Series C Convertible Preferred Stock is convertible on the record date for such vote.
            (b) So long as any shares of Series C Convertible Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least a majority of the number of then-outstanding shares of Series C Convertible Preferred Stock, voting as a single class, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent, the Company shall note: (i) authorize or create any class or series, or any shares of any class or series, or fix the designation, relative rights, preferences and limitations of any class or series, or any shares of any class or series, of stock having any preference or priority as to dividends or upon redemption, voluntary or involuntary liquidation, dissolution, or winding up over the Series C Convertible Preferred Stock, or redeemable prior to the time that the Series C Convertible Preferred Stock may be redeemable (hereinafter referred to as "Senior Stock"); (ii) authorize or create any class or series, or any shares of any class or series, or fix the designation, relative rights, preferences and limitations of any class or series, or any shares of any class or series, of Junior Stock (other than Common Stock or Junior Stock issuable upon exercise of the Rights under the Rights Agreement (or rights under a new or amended rights plan; provided, however, such new or amended rights plan may not provide for the issuance of Junior Stock with a liquidation preference in excess of the liquidation preference for the Junior Stock issuable under the existing Rights Agreement)), stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Convertible Preferred Stock or redeemable at or prior to the time that the Series C Convertible Preferred Stock may be redeemable (hereinafter referred to as "Parity Stock"); (iii) reclassify any shares of stock of the Company into shares of Senior Stock, Parity Stock or Junior Stock (other than Common Stock); (iv) authorize any security (other than the Rights under the Rights Agreement (or rights under a new or amended rights plan)) exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock, Parity Stock or Junior Stock (other than Common Stock or Junior Stock issuable upon exercise of the Rights pursuant to the Rights Agreement (or rights under a new or amended rights plan; provided, however, such new or amended rights plan may not provide for the issuance of Junior Stock with a liquidation preference in excess of the liquidation preference set for the Junior Stock issuable under the existing Rights Agreement)); (v) amend, alter or repeal this Certificate of Amendment to alter or change the preferences, rights or powers of the Series C Convertible Preferred Stock so as to affect the Series C Convertible Preferred Stock adversely; or (vi) increase the authorized number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) series C Convertible Preferred Stock.

            (c) If on any date dividends payable on the Series C Convertible Preferred Stock shall have been in arrears and not paid in full for five quarterly periods, whether or not consecutive, or the Company shall have failed to satisfy its obligation to redeem shares of Series C Convertible Preferred Stock pursuant to Section 5(b) or Section 5(d), whether or not by reason of the absence of legally available funds therefor, then, subject to Section 2 of the By-Laws of the Company, the number of directors constituting the Board of Directors shall, without further action, be increased by two and the holders of shares of Series C

Convertible Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect the directors of the Company to fill such newly created directorships, the remaining directors to be elected by the other classes of stock entitled to vote therefor (including the Series C Convertible Preferred Stock in accordance with paragraph (a) of this
Section 3), at each meeting of shareholders held for the purpose of electing directors. Such additional directors shall continue as directors and such additional voting rights shall continue until such time as (A) all dividends accumulated on the Series C Convertible Preferred Stock shall have been paid in full or (B) any mandatory redemption obligation provided in Section 5(b) or Section 5(d) which has occurred shall have been satisfied or all necessary funds therefor are set aside for payment, as the case may be; at such time such additional directors shall cease to be directors and such additional voting rights of the holders of Series C Convertible Preferred Stock shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above. In no event shall the holders of Series C Convertible Preferred Stock voting separately as a class be entitled to elect a total of more than two directors to the Board of Directors of the Company pursuant to this
Section 3(c).

            (d) (i) The foregoing rights of holders of shares of Series C Convertible Preferred Stock to take any action as provided in this Section 3 may be exercised at any annual meeting of shareholders or at a special meeting of shareholders held for such purpose as hereinafter provided or at any adjournment thereof.

       So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of the Company may call, and upon the written request of holders of record of 50% of the outstanding shares of Series C Convertible Preferred Stock, if the holders of Series C Convertible Preferred Stock are to vote separately as a single class, addressed to the Secretary of the Company at the principal office of the Company shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be called by the Secretary of the Company within 30 days after delivery of such request to the Secretary. Such meeting shall be held within 30 days after the date the Secretary delivers notice of such meeting, at the place and upon the notice provided by law and in the By-laws of the Company for the holding of meetings of shareholders.

                 (ii) At each meeting of shareholders at which the holders of shares of Series C Convertible Preferred Stock shall have the right, voting separately as a single class, to elect directors of the Company as provided in this Section 3 or to take any action, the presence in person or by proxy of the holders of record of a majority of the total number of shares of Series C Convertible Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                 (A) the absence of a quorum of the holders of shares of Series C Convertible Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Series C Convertible Preferred Stock and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the election of directors to be elected by the holders of shares of Series C Convertible Preferred Stock or the taking of any action as provided in this Section 3; and

                 (B) in the absence of a quorum of the holders of shares of Series C Convertible Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series C Convertible Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

       For taking of any action as provided in paragraphs (b) and (c) of this Section 3 by the holders of shares of Series C Convertible Preferred Stock, each such holder shall have one vote for each share of such stock standing in his name on the transfer books of the Company as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day (as defined in Section 11) next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

       Each director elected by the holders of shares of Series C
Convertible Preferred Stock as provided in paragraph (c) of this Section 3 shall, unless his term shall expire earlier, hold office until the annual meeting of shareholders next succeeding his election or until his successor, if any, is elected and qualified.

       In case any vacancy shall occur among the directors elected by the holders of shares of Series C Convertible Preferred Stock, as provided in paragraph (c) of this Section 3, such vacancy may be filled for the unexpired portion of the term by vote of the remaining director theretofore elected by such holders (if there is a remaining director), or such director's successor in office. If any such vacancy is not so filled within 20 days after the creation thereof or if both directors so elected by the holders of Series C Convertible Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of the Series C Convertible Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as herein provided, or at a special meeting of such holders called as provided herein, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

       Any director elected by the holders of shares of Series C Convertible Preferred Stock voting separately as a single class may be removed from office with or without cause by the vote or written consent of the holders of at least a majority of the outstanding shares of Series C Convertible Preferred Stock. A special meeting of the holders of shares of Series C Convertible Preferred Stock may be called in accordance with the procedures set forth in subparagraph (d)(i) of this Section 3.

       Section 4. Certain Restrictions. (a) Whenever quarterly dividends payable on shares of Series C Convertible Preferred Stock as provided in Section 2 are not paid in full, thereafter and until all unpaid dividends payable whether or not declared, on the outstanding shares of Series C Convertible Preferred Stock shall have been paid in full or declared and set apart for payment, or whenever the Company shall not have redeemed shares of Series C Convertible Preferred Stock at a time required by Section 5(b) or Section 5(d), thereafter and until all mandatory redemption obligations provided in Section 5(b) and Section 5(d) which have come due shall have been satisfied or all necessary funds have been set apart for payment, the Company shall not: (A) declare or pay dividends, or make any other distributions, on any shares of Junior Stock (as defined in Section 11), other than dividends or distributions payable in Junior Stock; or (B) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, except (1) dividends or distributions payable in Junior Stock and (2) dividends or distributions paid ratably on the Series C Convertible Preferred Stock and all Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all shares of the Series C Convertible Preferred Stock and such Parity Stock are then entitled; provided, however, that in the case of clause (2) the holders of at least a majority of the outstanding shares of Series C Convertible Preferred Stock voting separately as a single class, shall have approved the payment of such dividend or distribution.

            (b) Whenever quarterly dividends payable on shares of Series C Convertible Preferred Stock as provided in Section 2 are not paid in full, thereafter and until all unpaid dividends payable, whether or not declared, on the outstanding shares of Series C Convertible Preferred
Stock shall have been paid in full or declared and set apart for payment, or whenever the Company shall not have redeemed shares of Series C Convertible Preferred Stock at a time required by Section 5(b) or Section 5(d), thereafter and until all mandatory redemption obligations provided in Section 5(b) and Section 5(d) which have come due shall have been satisfied or all necessary funds have been set apart for payment, the Company shall not: (A) redeem, purchase or otherwise acquire for consideration any shares of Junior Stock or Parity Stock; provided that
(1) the Company may at any time redeem, purchase or otherwise acquire shares of Junior Stock or Parity Stock in exchange for any shares of Junior Stock, (2) the Company may accept shares of any Parity Stock for conversion and (3) the Company may at any time redeem, purchase or otherwise acquire shares of any Parity Stock pursuant to any mandatory redemption, put, sinking fund or other similar obligation, pro rata with the Series C Convertible Preferred Stock in proportion to the total amount then required to be applied by it to redeem, repurchase or otherwise acquire shares of Series C Convertible Preferred Stock and shares of such Parity Stock; provided, however; that in the case of clause (3) the holders of at least a majority of the outstanding shares of Series C Convertible Preferred Stock, voting separately as a single class, shall have approved such redemption, repurchase or other acquisition; or (B) redeem or purchase or otherwise acquire for consideration any shares of Series C Convertible Preferred Stock; provided that the Company (1) may accept shares of Series C Convertible Preferred Stock surrendered for conversion into shares of capital stock of the Company pursuant to Section 8, (2) may elect to redeem all outstanding shares of Series C Convertible Preferred Stock pursuant to Section 5(a), (3) may redeem shares of Series
C Convertible Preferred Stock pro rata pursuant to paragraph (a) of
Section 5, (4) may redeem all outstanding shares of Series C Convertible Preferred Stock pursuant to paragraph (b) of Section 5, (5) may redeem shares of Series C Convertible Preferred Stock pursuant to paragraph (b) of Section 5 pro rata or (6) may redeem shares of Series C Convertible Preferred Stock pursuant to Section 5(d).

            (c) Notwithstanding the foregoing, nothing herein shall prevent the Company from redeeming the Rights (as defined in Section 11) at a price not to exceed $.05 per Right.

            (d) The Company shall not permit any Subsidiary of the Company to purchase or otherwise acquire for consideration any shares of capital stock of the Company unless the Company could, pursuant to paragraph (b) of this Section 4, purchase such shares at such time and in such manner.

       Section 5.     Redemption.    (a)  The Company shall not have any
right to elect to redeem any shares of Series C Convertible Preferred Stock prior to April 1, 1995. On and after such date, subject to the restrictions contained in Section 4, the Company shall have the right, at its sole option and election, to redeem shares of Series C Convertible Preferred Stock, in whole or in part, at any time and from time to time at $1,100 per share in cash plus an amount per share equal to all accrued and unpaid dividends thereon, whether or not earned or declared to the date of redemption.

            (b) On April 1, 2000, to the extent funds are legally available therefor, the Company shall redeem all outstanding shares of Series C Convertible Preferred Stock, by paying therefor an amount equal to the Liquidation Preference plus an amount per share equal to all accrued and unpaid dividends thereon, whether or not earned or declared, to the date of redemption in cash.

            (c) If less than all shares of Series C Convertible Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be selected pro rata; provided, however, that in the event that 1,160 or fewer shares of Series C Convertible Preferred Stock are then outstanding, the Company shall be required to redeem all of such outstanding shares if it elects to redeem any such shares.

            (d) In the event there occurs a Significant Event (as defined in Section 11), any record holder of shares of Series C Convertible Preferred Stock, in accordance with the procedures set forth in subparagraph (e)(ii) of this Section 5, may require the Company to redeem any or all of the shares of Series C Convertible Preferred Stock held by such holder at a price per share equal to the Liquidation Preference plus an amount per share equal to all accrued and unpaid dividends therefore, whether or not earned or declared to the date of redemption and the Company shall pay such amount to the extent that funds are legally available therefore.

            (e) (i) Notice of any redemption of shares of Series C Convertible Preferred Stock pursuant to paragraph (a) or (b) of this
Section 5 shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, the City of New York, not less than 30, nor more than 60 days prior to the date fixed for redemption, if the Series C Convertible Preferred Stock is listed on any national securities exchange or traded in the over-the-counter market; and, in any case, a similar notice shall be mailed at least 30, but not more than 60, days prior to the date fixed for redemption to each holder of shares of Series C Convertible Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Company. In order to facilitate the redemption of shares of Series C Convertible Preferred

Stock, the Board of Directors may fix a record date for the determination of shares of Series C Convertible Preferred Stock to be redeemed, or may cause the transfer books of the Company for the Series C Convertible Preferred Stock to be closed, not more than 50 days or less than 10 days prior to the date fixed for such redemption.

                 (ii) Within 30 days following a Significant Event, the Company shall, if the Series C Convertible Preferred Stock is listed on any national securities exchange or traded in the over-the-counter market, give notice by publication in a newspaper of general circulation in the Borough of Manhattan, the City of New York, of such Significant Event, which notice shall set forth each holder's right to require the Company to redeem any or all shares of Series C Convertible Preferred Stock held by him, the redemption date (which date shall be not more than 60, nor less than 45, days from the date of such notice) and the procedures to be followed by such holder in exercising his right to cause such redemption; and, in any case, a similar notice shall be mailed concurrently to each holder of shares of Series C Convertible Preferred Stock, at such holder's address at it appears on the transfer books of the Company; provided, however, that if the Series C Convertible Preferred Stock is owned by 50 or fewer holders or groups of affiliated holders, such notice shall be mailed promptly following the Significant Event (but in no event more than five Business Days thereafter), and shall set forth (A) that the redemption date shall be five Business Days after receipt by the Company of the notice by the holder referred to in the antepenultimate sentence of this paragraph (e)(ii), and (B) the procedures to be followed by such holder in exercising his right to cause such redemption. Failure by the Company to give the notice prescribed by the preceding sentence, or the formal insufficiency of any such notice, shall not prejudice the rights of any holder of shares of Series C Convertible Preferred Stock to cause the Company to redeem any such shares held by him. In the event a record holder of shares of Series C Convertible Preferred Stock shall elect to require the Company to redeem any or all such shares of Series C Convertible Preferred Stock pursuant to paragraph (d) of this Section 5, such holder shall deliver within 30 Business Days of the mailing to him of the Company's notice described in this paragraph (e)(ii), or, if no notice is given, within 30 Business Days following the last day the Company was required to give notice of the Significant Event in accordance with this paragraph (e)(ii) (in which case the date of redemption shall be (1) if the Series C Convertible Preferred Stock is not owned by 50 or fewer holders or groups of affiliated holders, the date which is 45 Business Days following the last day the Company was required to give notice of the Significant Event in accordance with this paragraph (e) (ii), after which date the right of such holders to require the Company to redeem shares of Series C Convertible Preferred Stock pursuant to paragraph (d) of this
Section 5 shall terminate, or (2) if the Series C Convertible Preferred Stock is owned by 50 or fewer holders or groups of affiliated holders, that date which is five Business Dys after the deliver to the Company of an election to redeem), a written notice, in the form specified by the Company (if the Company did in fact give the notice required by this paragraph (e) (ii)), to the Company so stating, specifying the number of shares to be redeemed pursuant to paragraph (d) of this Section 5, provided, however, that if the Series C Convertible Preferred Stock is owed by 50 or fewer holders or groups of affiliated holders, such holders or groups may deliver a notice of an election to redeem at any time within 60 Business Days following the occurrence of a Significant Event, and such holders or groups shall not be required to wait for the Company's notice provided for in this paragraph (e)(ii) or for the expiration of the time allowed for the Company's notice hereunder. The Company shall redeem the number of shares so specified on the date fixed for redemption.

            (f) On the date of any redemption being made pursuant to paragraph (a), (b) or (d) of this Section 5 which is specified in a notice given pursuant to paragraph (e) of this Section 5, the Company shall, and at any time after such notice shall have been mailed and before the date of redemption the company may, irrevocably deposit for the benefit of the holders of shares of Series C Convertible Preferred Stock to be redeemed the funds necessary for such redemption with a bank or trust company in the Borough of Manhattan, the City of New York, or in the City of Boston, in either case having a capital and surplus of at least $250,000,000. Any moneys so deposited by the Company and unclaimed at the end of two years from the date designated for such redemption shall revert to the general funds of the Company. After such reversion, any such bank or trust company shall, upon demand, pay over to the Company such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series C Convertible Preferred Stock to be redeemed shall look only to the Company for the payment of the funds payable in connection with such redemption. In the event that moneys are deposited pursuant to this paragraph (f) in respect of shares of Series C Convertible Preferred Stock that are converted in accordance with the provisions of Section 8, such moneys shall, upon such conversion, revert to the general funds of the Company and, upon demand, such bank or trust company shall pay over to the Company such moneys and shall be relieved of all responsibility to the holders of such converted shares in respect thereof. Any interest accrued on funds deposited pursuant to this paragraph (f) shall be paid from time to time to the Company for its own account.

            (g) Notice of redemption having been given as aforesaid, upon the deposit of funds pursuant to paragraph (f) in respect of shares of Series C Convertible Preferred Stock to be redeemed pursuant to paragraph
(a), (b) or (d) of this Section 5, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the date of redemption designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of shares of Series C Convertible Preferred Stock to be redeemed shall cease and terminate excepting only the right to receive the payment due thereon in connection with such redemption and the right to convert such shares into shares of Common Stock until the close of business on the second Business Day preceding the date of redemption, in accordance with Section 8.

       Section 6. Reacquired Shares. Any shares of Series C Convertible Preferred Stock converted, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares of Series C Convertible Preferred Stock shall upon their cancellation, and upon the filing of an appropriate certificate with the Secretary of State of the State of New York, become authorized but unissued shares of Preferred Stock, $1.00 par value, of the Company and may be reissued as part of another series of Preferred Stock, par value $1.00 per share, of the

Company subject to the conditions or restrictions on issuance set forth herein.

       Section 7. Liquidation, Dissolution of Winding Up. (a) If the Company shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive days and on account of any such event the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series C Convertible Preferred Stock, subject to Section 8, shall have received the Liquidation Preference (as defined in Section 11) with respect to each share, plus an amount per share equal to all accrued and unpaid dividends thereon, whether or not earned or declared, to the date of such payment or
(ii) to the holders of shares of Parity Stock, except distributions made ratably on the Series C Convertible Preferred Stock and all Parity Stock in proportion to the total amounts to which the holders of all shares of the Series C Convertible Preferred Stock and Parity Stock are entitled upon such liquidation, dssolution or winding up.

            (b) Neither the consolidation, merger or other business combination of the Company with or into any other Person or Persons nor the sale of all or substantially all the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 7.

       Section 8.     Conversion.    (a)  Each share of Series C Convertible
Preferred Stock shall be convertible at any time at the option of the holder thereof into fully paid and nonassessable shares of Common Stock.
The number of Shares of Common Stock deliverable upon conversion of a share of Series C Convertible Preferred Stock, adjusted as hereinafter provided, is referred to herein as the "conversion ratio". The conversion ratio shall initially be 74.074, subject to adjustment from time to time pursuant to paragraph (g) of this Section 8.

            (b) Conversion of the Series C Convertible Preferred Stock may be effected by any such holder upon the surrender to the Company, at the principal office of the Company in New York State, or at the office of any agent or agents of the Company as may be designated by the Board of Directors of the Company (the "Transfer Agent"), of the certificate for such Series C Convertible Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Company will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C Convertible Preferred Stock pursuant hereto. As promptly as practicable, and in any event within one Business Day after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Company that such taxes have bee paid), the Company shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series C Convertible Preferred Stock being converted shall be entitled and
(ii) if less than the full number of shares of Series C Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such srrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Series C Convertible Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Company shall not be required to convert, and no surrender of shares of Series C Convertible Preferred Stock shall be effective for that purpose, while the transfer books of the Company for the Common Stock are closed for any purpose (but not for any period in excess of 15 days); but the surrender of shares of Series C Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series C Convertible Preferred Stock were surrendered, and at the conversion ratio in effect at the date of such surrender.

            (c) In the case any shares of Series C Convertible Preferred Stock are to be redeemed pursuant to Section 5, such right of conversion shall cease and terminate as to the shares of Series C Convertible Preferred Stock to be redeemed at the close of business on the second Business Day next preceding the date fixed for redemption unless the Company shall default in the payment of the Redemption Price.

            (d) The conversion ratio shall be subject to adjustment from time to time in certain instances as hereinafter provided. Upon conversion, the holders of shares of Series C Convertible Preferred Stock shall be entitled to receive all dividends accrued on such shares of Series C Convertible Preferred Stock to the date of such conversion.

            (e) In connection with the conversion of any shares of Series C Convertible Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the Trading Day on which such shares of Series C Convertible Preferred Stock are deemed to have been converted. if more than one share of Series
C Convertible Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series C Convertible Preferred Stock so surrendered.

            (f) The Company shall at all times reserve and keep available for issuance upon the conversion of the Series C Convertible Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series C Convertible Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series C Convertible Preferred Stock.

            (g) The conversion ratio shall be subject to adjustment from time to time as follows:

                 (i) In case the Company shall at any time or from time to time after the Issue Date (A) pay a dividend or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Company, then, and in each such case, the conversion ratio in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so than the holder of any shares of Series C Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series C Convertible Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                 (ii) In case the Company shall issue shares of Common Stock (or rights, warrants or securities convertible into or exchangeable for shares of Common Stock) after the Issue Date at a price per share (or having a conversion or exercise price per share) less than $1,000 divided by the then applicable conversion ratio (the "Conversion Price"), as of the date of issuance of such shares or of such convertible securities, then, and in each such case, the conversion ratio shall be adjusted so that the holder of each share of Series C Convertible Preferred Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (A) the applicable conversion ratio on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on such date and (2) the number of additional shares of Common Stock issued (or into which the rights, warrants or convertible securities may convert), and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on such date and (y) the number of shares of Common Stock which the aggregate consideration receivable by the Company for the total number of shares of Common Stock so issued (or into which the rights, warrants or convertible securities may convert) would purchase at such conversion price on such date. An adjustment made pursuant to this clause
(ii) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such date. For purposes of this clause
(ii), the aggregate consideration receivable by the Company in connection with the issuance of shares of Common Stock or of rights, warrants or securities convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third paries) of all such securities plus the minimum aggregate amount, if any, payable upon conversion of any such convertible securities into shares of Common Stock. Neither the issuance of any shares of Common Stock (whether treasury shares or newly issued shares) pursuant to a dividend or distribution on, or subdivision, combination or reclassification of, the outstanding shares of Common Stock requiring an adjustment in the conversion ratio pursuant to clause (i) of this paragraph (g), nor the issuance of any such shares pursuant to a dividend or distribution pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company, and the investment of additional optional amounts, in shares of Common Stock, or pursuant to any employee benefit plan or program of the Company or pursuant to any option, warrant, right, or convertible security outstanding as of the date hereof (including, but not limited to, the Rights, the Company's 8-3/4%
Convertible Subordinated Debentures due 2009, the Company's 10-1/2% Convertible Subordinated Debentures due 1997 and the Series C Convertible Preferred Stock), shall be deemed to constitute an issuance of Common
Stock or Convertible Securities by the Company to which this clause (ii) applies, provided, however, that no amendment after the date hereof to any such plan, program, option, warrant, right or convertible security shall adversely effect the holders of Series C Convertible Preferred Stock with respect to affording such holders the protections contemplated by this paragraph (5)(ii).

                 (iii) For purposes of this paragraph (g), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company.

                 (iv) The term "dividend", as used in this paragraph (g) shall mean a dividend or other distribution upon stock of the Company except pursuant to the Rights Agreement (as defined in Section 11). Notwithstanding anything in this Section 8 to the contrary, the conversion ratio shall not be adjusted as a result of any dividend, distribution or issuance of securities of the Company pursuant to the Rights Agreement.

                 (v) Anything in this paragraph (g) to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the conversion ratio unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the conversion ratio by at least one-hundredth of one share of Common Stock, and when the convertible net effect of more than one adjustment so determined shall be to change the conversion ratio by at least one-hundredth of one share of Common Stock, such change in conversion ratio shall thereupon be given effect.

                 (vi) The certificate of any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (which may be the firm of independent public accountants regularly employed by the Company) shall be presumptively correct for any computation made under this paragraph (g).

                 (vii) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this paragraph (g) or in the conversion ratio then in effect shall be required by reason of the taking of such record.

                 (viii) There shall be no adjustment of the conversion ratio in case of the issuance of any stock of the Company in a merger, reorganization, acquisition or other similar transaction except as set forth in paragraphs (g)(i), (g)(ii) and (h) of this Section 8.

            (h) In case of any consolidation or merger of the Company with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety (each of the foregoing being referred to as a "Transaction"), each share of Series C Convertible Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series C Convertible Preferred Stock was convertible immediately prior to such Transaction.

       Notwithstanding anything contained herein to the contrary, the Company will not effect any Transaction unless, prior to the consummation thereof, (i) the Surviving Person thereof shall assume, by written instrument mailed to each holder of shares of Series C Convertible Preferred Stock if such shares are held by 50 or fewer holders or groups of affiliated holders or to each Transfer Agent for the shares of Series C Convertible Preferred Stock if such shares are held by a greater number of holders, the obligation to deliver to such holder such case, shares of Survivor Preferred Stock or other securities to which, in accordance with the foregoing provisions, such holder is entitled and such Surviving Person shall have mailed to each holder of shares of Series C Convertible Preferred Stock if such shares are held by 50 or fewer holders or groups of affiliated holders or to each Transfer Agent for the shares of Series C Convertible Preferred Stock if such shares are held by a greater number of holders an opinion of independent counsel for such Person stating that such assumption agreement is a valid, binding and enforceable agreement of the Surviving Person and (ii) proper provision is made to ensure that the holders of shares of Series C Convertible Preferred Stock will be entitled to receive the benefits afforded by Section 5(d).

            (i) In case at any time or from time to time the Company shall pay any dividend or make any other distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the Common Stock of the Company or consolidation or merger of the Company with or into another corporation, or any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said cases the Company shall give at least 10 days prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the registered holders of the Series C Convertible Preferred Stock at the addresses of each as shown on the books of the Company maintained by the Transfer Agent thereof of the date on which (i) the books of the Company shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be, provided that in the case of any Transactions to which paragraph (h) applies the Company shall give at least 30 days prior written notice as aforesaid.
Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be.
Failure to give such notice shall not invalidate any action so taken.

       Section 9. Reports as to Adjustments. Upon any adjustment of the conversion ratio then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion set forth in Section 8, then, and in each such case, the Company shall promptly deliver to the Transfer Agent of the Series C Convertible Preferred and Common Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the conversion ratio then in effect following such adjustment and the increased or decreased number of shares issuable upon the conversion set forth in Section 8. The Company shall also promptly after the making of such adjustment give written notice to the registered holders of the Series C Convertible Preferred Stock at the address of each holder as shown on the books of the Company maintained by the Transfer Agent thereof, which notice shall state the conversion ratio then in effect, as adjusted, and the increased or decreased number of shares issuable upon the exercise of the right of conversion granted by Section 8, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment. Where appropriate, such notice to holders of the Series C Convertible Preferred Stock may be given in advance and included as part of the notice required under the provisions of Section 8(i).

       Section 10. Certain Covenants. Any registered holder of Series C Convertible Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Amendment or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

       Section 11. Definitions. For the purposes of this Certificate of Amendment of Series C Convertible Preferred Stock, the following terms shall have the meanings indicated:

       "Affiliate" and "Associate" shall mean any Person that (i) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified or
(ii) is (A) the specified Person's spouse, parent, child, brother or sister or any issue of the foregoing (for purposes of the definition of Affiliate, issue shall include Persons legally adopted into the line of descent), (B) any corporation or organization of which the Person specified or such specified Person's spouse, parent, child, brother or sister or any issue of the foregoing is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of voting stock, and (C) any trust or other estate in which the specified Person or such specified Person's spouse, parent, child, brother or sister or any issue of the foregoing serves as trustee or in a similar fiduciary capacity and (D) the heirs or legatees of the specified Person by will or under the laws of descent and distribution.

       "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

       "Current Market Price", when used with reference to shares of Common Stock or other securities on any date, shall mean the closing price per share of Common Stock or such other securities on such date and, when used with reference to shares of Common Stock or other securities for any period shall mean the average of the daily closing prices per share of Common Stock or such other securities for such period. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock or such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock or such other securities are listed or admitted to trading on any national securities exchange , the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked price as furnished by a professional market maker making a market in the Common Stock or such other securities selected by the Board of Directors of the Company. If the Common Stock or such other securities are not public held or so listed or publicly traded, "Current Market Price" shall mean the Fair Market Value per share of Common stock or of such other securities as determined in good faith by the Board of Directors of the Company based on an opinion of an independent investment banking firm with an established national reputation as a valuer of securities, which opinion may be based on such assumptions as such firm shall deem to be necessary and appropriate.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       "Fair Market Value" shall mean the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

       "Issue Date" shall mean the first date on which shares of Series C Convertible Preferred Stock are issued.

       "Junior Stock" shall mean any capital stock of the Company ranking junior (either as to dividends or upon liquidation, dissolution or winding up ) to the Series C Convertible Preferred Stock.

       "Liquidation Preference" with respect to a share of Series C Convertible Preferred Stock shall mean $1,000.

       "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

       "Rights" shall mean any rights to purchase securities of the Company issued pursuant to any Rights Agreement.

       "Rights Agreement" shall mean the Rights Agreement dated as of December 20, 1988 between the Company and the First National Bank of Boston, as amended and as it may be further amended from time to time, and any similar rights agreement that may hereafter be adopted by the Company, as it may be amended from time to time.

       "Significant Event" shall mean:

       (a) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) of 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by (i) the Company or any of its subsidiaries or (ii) any employee benefit plan (or related trust) of the Company or its subsidiaries.

       (b) (1) if individuals who, as of April 1, 1990 constitute the Board of Directors of the Company (as of April 1, 1990, the "Incumbent

Board") cease for any reason to constitute at least a majority of such Board; provided that any individual becoming a director subsequent to April 1, 1990, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 Regulation 14A promulgated under the Exchange Act), or (2) if in any actual election contest relating to the election of directors of the Company more than one member of the Incumbent Board is not elected as a director.

       "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

       "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading and national securities exchange, a Business Day.

       Section 12. Other Matters. Notwithstanding anything herein to the contrary, all of the designations, relative rights, preferences and limitations of the Series C Convertible Preferred Stock are subject to the limitations thereon set forth in Section 502(b) of the New York Business Corporation Law.

       FOURTH.   The office of the Corporation in the State of New York
shall be located in the City of New York, County of New York, State of New York. The address to which the Secretary of State shall mail a copy of the process in any action or proceeding against the Corporation which may be served upon him, c/o CT Corporation Systems, 1633 Broadway, New York, NY 10019.

       FIFTH:    The duration of the Corporation is to be perpetual.

       SIXTH: The following provisions are in furtherance, and not in limitation, of the powers conferred by statute:

       1. The Board of Directors are hereby expressly authorized to hold their meetings, and to have one or more offices, without the State of New York.

       2. The stockholders shall have no right, except as conferred by statute, or by the bylaws of the corporation, to inspect any books, papers or accounts of the corporation.

       3. By-laws may be made by the Board of Directors except as otherwise provided by law, and may be altered in such manner as may be therein provided.

       4. An executive committee may be appointed by or from the Board of Directors, in such manner and subject to such regulations as may be provided in the by-laws, which committee shall have and may exercise such powers of such Board, during the intervals between the meetings of said Board, as may be lawfully delegated, subject to such limitations as may be provided in the by-laws or by resolutions of the Board.

       SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for any breach of duty as a director, except for liability (i) pursuant to a judgment or other final adjudication adverse to such director which establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law, or (ii) for any act or omissions prior to the adoption of this Article SEVENTH. Neither the amendment nor repeal of this article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.